Exhibit C

IRONWOOD MULTI-STRATEGY FUND LLC

LETTER OF TRANSMITTAL

REGARDING UNITS OF IRONWOOD MULTI-STRATEGY FUND LLC BEING TENDERED PURSUANT TO THE OFFER TO PURCHASE DATED AUGUST 26, 2026

THIS LETTER OF TRANSMITTAL (“LETTER OF TRANSMITTAL”) MUST BE RECEIVED BY THE BANK OF NEW YORK MELLON
BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 25, 2026.

P.O. BOX ADDRESS:	OVERNIGHT ADDRESS:
Ironwood Registered Funds	Ironwood Registered Funds
c/o BNY TA Alternative Investment Funds	c/o BNY TA Alternative Investment Funds
P.O. Box 534413	Attention: 534413
Pittsburgh, PA 15253-4413	500 Ross Street, 154-0520
Pittsburgh, PA 15262

Phone Number: (833) 990-2394
E-mail Address: Documents - ironwoodis@bny.com
E-mail Address: Inquiries - investorservices@ironwoodpartners.com

To Whom It May Concern:

The undersigned, on behalf of himself, herself or an entity for which the undersigned is an authorized signatory (collectively, the “Selling Member”) hereby tenders to Ironwood Multi-Strategy Fund LLC (the “Feeder Fund”) all or a portion of the units of limited liability company interest of the Feeder Fund (“Units”) held by the Selling Member (such tendered Units as detailed on the Request to Tender Form attached hereto, the “Tendered Units”) on the terms and conditions set out in the Offer to Purchase, dated August 26, 2026 (the “Offer”).  THE OFFER AND THIS LETTER OF TRANSMITTAL ARE SUBJECT TO ALL THE TERMS AND CONDITIONS SET OUT IN THE OFFER, INCLUDING, BUT NOT LIMITED TO, THE ABSOLUTE RIGHT OF THE FEEDER FUND TO REJECT ANY AND ALL TENDERED UNITS DETERMINED BY IT, IN ITS SOLE DISCRETION, NOT TO BE PROPERLY TENDERED.

The Selling Member hereby:

1.
agrees (a) to sell to the Feeder Fund the Tendered Units; (b) to execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer; (c) that all authority conferred or agreed to be conferred in this Letter of Transmittal will survive the death or incapacity of the Selling Member; (d) that the obligation of the Selling Member hereunder will be binding on the heirs, personal representatives, successors and assigns of the Selling Member; and (e) that the tender of the Tendered Units may be withdrawn by the Selling Member at any time before 11:59 p.m., Eastern Daylight Time, on September 25, 2026, and thereafter may be withdrawn only as permitted by the Feeder Fund in its discretion at any time prior to December 31, 2026 (the “Repurchase Date”) or as otherwise permitted by law;

2.
represents and warrants that (a) the Selling Member has full authority to sell the Tendered Units; (b) if the Feeder Fund determines to purchase all or a portion of the Tendered Units, the Feeder Fund will acquire good title to such Tendered Units, free and clear of all liens, charges, encumbrances, conditional sales agreements, adverse claims or other obligations (except, for the avoidance of doubt, any obligations set forth in the amended and restated limited liability company agreement of the Feeder Fund or as may arise under applicable law); and (c) if the Selling Member is an entity, that the undersigned has full power and authority to sell the Tendered Units to the Feeder Fund pursuant to the terms of the Offer;

Letter of Transmittal Page 1 of 4

3.
acknowledges and agrees that (a) the Selling Member has received the Offer; (b) the Selling Member has had an opportunity to review the Offer and ask the Feeder Fund (or its affiliates) any questions that the Selling Member deems necessary to determine whether to tender the Tendered Units; and (c) under certain circumstances set out in the Offer, the Feeder Fund may not be required to purchase any or all of the Tendered Units;

4.
acknowledges and agrees that as of the Repurchase Date, if the Feeder Fund determines to purchase all or any portion of the Tendered Units (such portion purchased, the “Purchased Units”), the Selling Member will be subject to a fee of 5% of the value of any Purchased Units held by the Selling Member for less than one year as of the Repurchase Date, payable to the Feeder Fund (an “Early Repurchase Fee”), provided, however, that the Early Repurchase Fee will be waived with respect to Purchased Units that are tendered in exchange for units of limited liability company interest of Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund” and, such units, “Master Fund Units”), when such exchanges are available subject to the discretion of the Feeder Fund and the Master Fund, and the Selling Member will be credited for the holding period of such Purchased Units so exchanged when calculating any early repurchase fee that otherwise might be charged by the Master Fund in a subsequent tender of the relevant Master Fund Units;

5.
acknowledges and agrees that, if the Purchased Units are tendered for cash and represent less than 95% of the Units held by the Selling Member, the Selling Member will receive the specified dollar amount equal to the net asset value of such Purchased Units, less the applicable Early Repurchase Fee. Promptly after the Repurchase Date, the Selling Member will be given a letter confirming acceptance of the tender with its promissory note held at the Feeder Fund until the Selling Member requests to have it sent to them.  The Selling Member can request to be sent its non-interest bearing, non-transferable promissory note, which is issued by the Feeder Fund and entitles the Selling Member to be paid an amount equal to 100% of the unaudited net asset value of the Selling Member’s Purchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Selling Member’s Units), less the applicable Early Repurchase Fee. The note will entitle the Selling Member to be paid upon the later of (i) 30 calendar days after the Repurchase Date and (ii) if the Master Fund has requested withdrawals of capital or redemptions of interests from any investment funds in order to fund the repurchase, 10 business days after the Master Fund has received at least 90% of the aggregate amount withdrawn or redeemed from its investment funds (the “Payment Date”);

6.
acknowledges and agrees that, if the Purchased Units are tendered for cash and represent 95% or more of the Units held by the Selling Member, the Selling Member will receive the specified dollar amount equal to the net asset value of such Purchased Units, less the applicable Early Repurchase Fee, and the Feeder Fund will issue the Selling Member (a) cash or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund in an amount equal to 95% of the estimated unaudited net asset value of the Selling Member’s Purchased Units (as of the Repurchase Date, after giving effect to all allocations to be made as of that date to the Selling Member’s Units), less the allocable portion of any Early Repurchase Fee (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (b) a non-interest bearing, non-transferable promissory note issued by the Feeder Fund entitling the Selling Member to up to the remaining 5% of the estimated unaudited net asset value of the Selling Member’s Purchased Units (as of the Repurchase Date, after giving effect to all allocations to be made as of the date to the Selling Member’s Units), less the allocable portion of any Early Repurchase Fee (the “Subsequent Payment”), provided, however, that the amount of the Subsequent Payment may be adjusted and paid following the later of (i) 120 calendar days after the Repurchase Date; or (ii) such longer period as the board of directors of the Feeder Fund (the “Board”) in its discretion deems necessary to protect the interests of the remaining members in the Feeder Fund, in each case so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Purchased Units (as of the Repurchase Date, after giving effect to all allocations to be made as of that date to the Selling Member’s Units), less the applicable Early Repurchase Fee, provided, further, that the Board in its discretion, but giving due regard to the interests of the remaining members of the Feeder Fund, may determine to make payment in satisfaction of a repurchase at earlier dates than those otherwise listed here;

Letter of Transmittal Page 2 of 4

7.
acknowledges and agrees that cash payments on a note may be sent via wire transfer to an account at the Selling Member’s authorized financial consultant, financial advisor, or placement agent within the time periods referenced above.  The financial consultant, financial advisor, or placement agent may require additional time to further credit the payment to the Selling Member’s account;

8.
acknowledges and agrees that, if the Purchased Units are tendered in exchange for Master Fund Units, when such exchanges are available subject to the discretion of the Feeder Fund and the Master Fund, the Selling Member will receive Master Fund Units equal in value to the Purchased Units, based on their relative net asset value as of the Repurchase Date;

9.
acknowledges and agrees that if the Purchased Units are equal to less than all of the Units held by the Selling Member and the Feeder Fund’s purchase of the Purchased Units would cause the Selling Member’s remaining Units to have an aggregate net asset value of less than $25,000, the Feeder Fund may reduce the amount of the Purchased Units so that the Selling Member’s required minimum aggregate net asset value of Units is maintained;

10.
acknowledges and agrees that (i) for each disposition of the Purchased Units by the Selling Member, the cost basis will be calculated using the Feeder Fund’s default method of first-in, first-out, unless the Selling Member has instructed the Feeder Fund in writing to use a different calculation method permitted by the Internal Revenue Service, including average cost or specific Unit lot identification and (ii) the cost basis method elected by the Selling Member (or the cost basis method applied by default) for each disposition of Purchased Units may not be changed after the settlement date of each such disposition of Purchased Units.

PLEASE CONTACT YOUR FINANCIAL CONSULTANT, FINANCIAL ADVISOR, OR PLACEMENT AGENT BEFORE SUBMITTING YOUR TENDER REQUEST.

THE FUND ACCEPTS SCANS OR COPIES AND DOES NOT REQUIRE ORIGINALS.

THE FUND DOES NOT ACCEPT PHOTO IMAGES.

THE FUND ONLY ACCEPTS DOCUSIGN FOR ELECTRONIC SIGNATURE. THE FUND OFFERS DOCUSIGN EXECUTION FREE OF CHARGE. PLEASE CONTACT IRONWOOD IF YOU ARE INTERESTED.

PLEASE E-MAIL OR FAX COMPLETED AND EXECUTED REQUEST TO TENDER FORM TO THE BANK OF NEW YORK MELLON AT THE FOLLOWING ADDRESS:

E-mail Address: ironwoodis@bny.com

For Inquiries – Please call or email Ironwood
Phone Number: (833) 990-2394 or (415) 777-2400
Facsimile: (415) 777-2600

E-mail Address: investorservices@ironwoodpartners.com

IF YOU DO NOT RECEIVE WRITTEN CONFIRMATION FROM THE BANK OF NEW YORK MELLON, THEN YOUR TENDER WAS NOT ACCEPTED. YOU CAN CONTACT IRONWOOD TO CHECK ON THE STATUS.

PROMISSORY NOTE: Any promissory note issued will be registered in this name and held at the Feeder Fund until the Selling Member requests to have it sent to the Selling Member at the address maintained in the books and records of the Feeder Fund.

Letter of Transmittal Page 3 of 4

REQUEST TO TENDER FORM

Repurchase Date: December 31, 2026

Offer Acceptance Deadline: Friday, September 25, 2026, 11:59 p.m. EDT

FUND (select one):	☐ Ironwood Institutional Multi-Strategy Fund LLC (Advisory)

☐ Ironwood Multi-Strategy Fund LLC (Placement)

Account Registration Name:

Account Number:	Tax ID (last 4 digits):

Email:	Telephone #:

Advisor Rep Name:

Advisor Firm:

FOR CUSTODIAL ACCOUNTS ONLY (IRA, 401k, PSP, ETC.)

Custodian Name:

Custodian Account Number:

Note: All payments will be made to the custodian account listed above.

TENDERED UNITS:

☐  Full (entire amount of units)

☐ Partial*	Units (3 decimals):	or Amount ($):

* If this tender is part of a cashless transfer between the two Funds, you must contact Ironwood to obtain a supplemental form.

SIGNATURE:

Please sign below to confirm your request to tender units.  If joint ownership, all parties must sign. If fiduciary, partnership or corporation, indicate title of signatory.

(Signature)	(Signature)

Name: (Print)	Name: (Print)

Title: (Print)	Title: (Print)

Date:	Date:

Executed Requests to Tender should be submitted to ironwoodis@bny.com.
Check with your custodian or broker if they require you to process the tender on their system.
You only need to return this page. Further details on page 3 of 4

Letter of Transmittal Page 4 of 4